Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	April 26, 2018
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2018 FIRST QUARTER FINANCIAL RESULTS

Consolidated Results of Operations - Three-Month Periods Ended March 31, 2018 and 2017:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended March 31, 2018, net income was $9.6 million, or $.70 per diluted share, as compared to $31.6 million, or $2.32 per diluted share, during the first quarter of 2017.

As reflected on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), and as discussed below, our financial results for the three months ended March 31, 2018, include $4.5 million of hurricane insurance recoveries in excess of property damage write-downs, as well as $968,000 of hurricane-related business interruption insurance recovery proceeds, received in connection with damage sustained from Hurricane Harvey which occurred in late August, 2017. Our financial results for the first three months of 2017 included a gain of $27.2 million recorded in connection with our purchase of the minority ownership interest in, and subsequent divesture of, the St. Mary’s Professional Office Building (“Arlington transaction”).

As calculated on the Supplemental Schedule, our adjusted net income was $5.1 million, or $.37 per diluted share, during the first quarter of 2018 as compared to $4.4 million, or $.32 per diluted share, during the first quarter of 2017.  Our adjusted net income excludes the $4.5 million of hurricane insurance recoveries in excess of property damage write-downs recorded during the first quarter of 2018 and the $27.2 million gain recorded during the first quarter of 2017 in connection with the Arlington transaction.

As also calculated on the Supplemental Schedule, our funds from operations (“FFO”), were $11.5 million, or $.84 per diluted share, during the first quarter of 2018, as compared to $10.8 million, or $.80 per diluted share during the first quarter of 2017.

Our adjusted net income and FFO for the three months ended March 31, 2018, were favorably impacted by approximately $968,000, or $.07 per diluted share, as a result of the business interruption insurance recovery proceeds received during the first quarter of 2018.  Included in this amount, which covered the period of late August, 2017 through March 31, 2018 (after satisfaction of the applicable deductibles), was approximately $500,000, or $.04 per diluted share, related to 2017.

Dividend Information:

The first quarter dividend of $.665 per share, or $9.1 million in the aggregate, was declared on March 15, 2018 and paid on April 2, 2018.

Capital Resources Information:

On March 27, 2018, we entered into a replacement credit agreement which provides for an unsecured, floating rate revolving credit facility in an aggregate principal amount of $300 million. As compared to our previous credit agreement, among other things, this agreement increased our borrowing capacity by $50 million (from $250 million) and decreased our effective interest rate spread (including commitment/facility fees) over the applicable underlying floating rate. The replacement credit agreement has a scheduled maturity date of March 27, 2022, however, we have the option to extend the maturity date for up to two additional six month periods.

At March 31, 2018, we had $175.0 million of borrowings outstanding pursuant to the terms of our $300 million revolving credit agreement and $123.5 million of available borrowing capacity, net of outstanding borrowings and letters of credit.

Hurricane Harvey Impact:

In late August, 2017, five of our medical office buildings located in the Houston, Texas area, as mentioned below, incurred extensive water damage as a result of Hurricane Harvey. Through the first quarter of 2018, most of these properties remained temporarily closed and non-operational as we continue to reconstruct and restore the properties to an operational condition. Although we can provide no assurance on the ultimate re-opening dates, it is expected that all of the occupied space in the impacted buildings will be completed by June 30, 2018.

During the first quarter of 2018, pursuant to the terms of a global settlement with our commercial property insurance carrier, we received $5.5 million of additional insurance recovery proceeds bringing the aggregate hurricane-related insurance recoveries to $12.5 million. We believe the aggregate insurance proceeds recoveries, which are net of applicable deductibles, will cover substantially all of the costs incurred related to the remediation, repair and reconstruction of each of these properties as well business interruption recoveries for the lost income related to each of these properties during the period they were/are non-operational.

Properties damaged and temporarily closed from Hurricane Harvey:

•	Cypresswood Professional Center – located in Spring, Texas and consisting of two medical office buildings (“MOBs”) with an aggregate of approximately 40,000 rentable square feet.
•	Professional Buildings at King’s Crossing – located in Kingwood, Texas and consisting of two MOBs with an aggregate of approximately 24,300 rentable square feet.
•	Kelsey-Seybold Clinic at King’s Crossing – located in Kingwood, Texas and consisting of one MOB with approximately 20,500 rentable square feet.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, rehabilitation hospitals, sub-acute care facilities, medical/office buildings, free-standing emergency departments and childcare centers. We have investments in sixty-eight properties located in twenty states.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare and healthcare real estate industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A - Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2017), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

We believe that adjusted net income and adjusted net income per diluted share (as reflected on the attached Supplemental Schedules), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are nonrecurring or non-operational in nature including items such as, but not limited to, gains on transactions and hurricane proceeds in excess of damaged property write-downs.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO adjusts for the effects of gains, such as gains on transactions and hurricane recovery proceeds in excess of damaged property write-downs during the periods presented. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2017. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three Months Ended March 31, 2018 and 2017

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Base rental - UHS facilities	$4,176	$4,080
Base rental - Non-related parties	10,327	9,970
Bonus rental - UHS facilities	1,326	1,288
Tenant reimbursements and other - Non-related parties	2,415	2,193
Tenant reimbursements and other - UHS facilities	295	219
	18,539	17,750
Expenses:
Depreciation and amortization	6,287	6,145
Advisory fees to UHS	904	866
Other operating expenses	5,208	4,705
Transaction costs	-	70
	12,399	11,786
Income before equity in income of unconsolidated limited liability companies ("LLCs"), interest expense, hurricane insurance recovery proceeds in excess of damaged property write-downs and gain	6,140	5,964
Equity in income of unconsolidated LLCs	429	1,077
Hurricane insurance recovery proceeds in excess of damaged property write-downs	4,535	-
Hurricane business interruption insurance recovery proceeds	968	-
Gain on Arlington transaction	-	27,196
Interest expense, net	(2,468)	(2,675)
Net income	$9,604	$31,562
Basic earnings per share	$0.70	$2.32
Diluted earnings per share	$0.70	$2.32

Weighted average number of shares outstanding - Basic and Diluted	13,718	13,580

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the three months ended March 31, 2018 and 2017

(in thousands, except per share amounts)

(unaudited)

Calculation of Adjusted Net Income

	Three Months Ended		Three Months Ended
	March 31, 2018		March 31, 2017
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$9,604	$0.70	$31,562	$2.32
Adjustments:
Less: Hurricane insurance recovery proceeds in excess of damaged property write-downs	(4,535)	(0.33)	-	-
Gain on Arlington transaction	-	-	(27,196)	(2.00)
Subtotal adjustments to net income	(4,535)	(0.33)	(27,196)	(2.00)
Adjusted net income	$5,069	$0.37	$4,366	$0.32

Calculation of Funds From Operations (“FFO”)

	Three Months Ended		Three Months Ended
	March 31, 2018		March 31, 2017
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$9,604	$0.70	$31,562	$2.32
Plus: Depreciation and amortization expense:
Consolidated investments	6,151	0.45	6,022	0.45
Unconsolidated affiliates	271	0.02	426	0.03
Less: Hurricane insurance recovery proceeds in excess of damaged property write-downs	(4,535)	(0.33)	-	-
Gain on Arlington transaction	-	-	(27,196)	(2.00)
FFO	$11,491	$0.84	$10,814	$0.80

Dividend paid per share		$0.665		$0.655

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	March 31,	December 31,
	2018	2017
Assets:
Real Estate Investments:
Buildings and improvements and construction in progress	$549,465	$546,634
Accumulated depreciation	(158,382)	(153,379)
	391,083	393,255
Land	53,142	53,142
Net Real Estate Investments	444,225	446,397
Investments in limited liability companies ("LLCs")	4,643	4,671
Other Assets:
Cash and cash equivalents	4,209	3,387
Base and bonus rent and other receivables from UHS	2,817	2,680
Rent receivable - other	6,690	6,422
Intangible assets (net of accumulated amortization of $25.7 million and $28.7 million at March 31, 2018 and December 31, 2017, respectively)	19,376	20,559
Deferred charges and other assets, net	7,625	5,892
Total Assets	$489,585	$490,008
Liabilities:
Line of credit borrowings	$175,000	$181,050
Mortgage notes payable, non-recourse to us, net	70,781	75,359
Accrued interest	358	540
Accrued expenses and other liabilities	12,270	12,188
Dividends payable	9,134	-
Tenant reserves, deposits and deferred and prepaid rents	10,686	10,310
Total Liabilities	278,229	279,447
Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2018 - 13,735,611; 2017 - 13,735,369	137	137
Capital in excess of par value	265,511	265,335
Cumulative net income	627,724	618,120
Cumulative dividends	(682,309)	(673,175)
Accumulated other comprehensive income	293	144
Total Equity	211,356	210,561
Total Liabilities and Equity	$489,585	$490,008